Exhibit 99.3

BRACE SHOP, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(509,979)	$(59,900)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Depreciation	7,139	7,571
Amortization of Deferred Loan Costs	173	174
Amortization of Debt Discount	33,071	-
Accretion of Premium on Convertible Note Payable	160,000	-
Gain on Extinguishment of Debt	(8,963)	-
Changes in Operating Assets and Liabilities:
Inventory	7,102	(45,651)
Accounts Receivable	7,933	45,353
Other Current Assets	(17,427)	(18,000)
Accounts Payable	37,882	(87,513)
Sales Returns Reserve	4,009	(49,751)
Accrued Expenses	(8,393)	(36,742)
Guarantee Liabilities	147,059	-
Deferred revenue

Net Cash Used in Operating Activities	(140,394)	(244,459)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of leasehold improvements

Purchase of Property and Equipment	-	-
Purchase of Software	-	-
Net Cash Used in Investing Activities	-	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable
Proceeds from Line of Credit	-	65,000
Proceeds from Note Payable	-	300,000
Proceeds from Convertible Note Payable	240,000	-
Proceeds from Loans	-	-
Repayment of Notes Payable	(240,359)	(14,449)
Proceeds from Related Party Loans	125,000	-
Repayment of Mortgage Notes	(8,082)	(7,860)

Net Cash Provided by Financing Activities	116,559	342,691

Net Increase (Decrease) in Cash	(23,835)	98,232

Cash - Beginning of Period	69,169	5,561

Cash - End of Period	$45,334	$103,793

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
Interest	$16,955	$12,328
Income Taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:

Debt Discount Recorded on Notes Payable	$-	$24,000

See accompanying notes to unaudited consolidated financial statements.